Exhibit 23.2

KPMG LLP
Suite 800
1225 17th Street
Denver, CO 80202-5598

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 21, 2023, with respect to the consolidated financial statements of TriSalus Life Sciences, Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

Denver, Colorado
July 6, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.